Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces Approval of Proposals at 2018 Annual Meeting of Stockholders

Dallas, Texas, June 15, 2018 – Dougherty’s Pharmacy, Inc. (the “Company”) or (“Dougherty’s”) (OTCQB: MYDP) today announced that the Company held its rescheduled 2018 Annual Meeting of Stockholders on June 12, 2018, at which the Company’s stockholders voted in favor of both proposals by the Company.

The Company’s stockholders voted to elect Troy Phillips as a Class A Director to hold office until the 2021 annual meeting of stockholders and to ratify the selection of Whitley Penn LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
Geralyn DeBusk or Tom Carey
Halliburton Investor Relations
972-458-8000